EXHIBIT 2.5.2.1

                                      11.5%
                                 PROMISSORY NOTE

Amount: $30,000,000 September 1, 1998

         For value received, Able Telcom Holding Corp. ("Able") hereby agrees to pay to the order of WorldCom Network Services, Inc., its successors or assigns ("WorldCom"), in lawful money of the United States of America and immediately available funds, at its offices in Tulsa, Oklahoma (or at such other place or places as WorldCom may designate) the principal amount of Thirty Million and No/100 Dollars ($30,000,000) on December 15, 2000 ("Maturity Date").

         INTEREST. Interest on the unpaid principal amount hereof from time to time shall accrue at an annual rate of 11.5% from the date hereof. Accrued interest shall be payable on February 28, 1999 and on May 31, August 31, November 30 and February 28 thereafter and on the Maturity Date.

         VOLUNTARY PREPAYMENTS. All or any portion of the unpaid principal balance of this Note, together with all accrued interest thereon, may be prepaid by Able at any time without penalty. Partial repayments of principal shall be made in tranches of $3,000,000.

         MANDATORY PREPAYMENTS.

         The principal amount of the Note shall be prepaid as follows:

         a. Subject to the consent of NationsBank, N.A., by applying as a credit thereto an amount equal to 8% of the amount otherwise payable by WorldCom, or any affiliate thereof, to Able, or any affiliate thereof, under any "Management Services Agreement" ("MSA"), including, without limitation, the MSA dated July 2, 1998; such credit to be made as of the date any payment is due by WorldCom to Able under an MSA;

         b. By Able paying WorldCom on the first business day after Able receives the proceeds of any of the following:

                  i.       $7,000,000 upon the sale of NYSTA conduit;

                  ii. $1,500,000 upon payment by The Williams Companies of a fee for the installation of conduit; and

                  iii. The greater of 50% of the net profits or 25% of the proceeds received from time to time under any maintenance agreement associated with the sale of NYSTA conduit.

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          Whenever a payment on this Note is stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day with interest accruing to the date of payment. Interest hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

         If any amount owed by Able hereunder is not paid when due, Able shall pay interest on all such past due amounts at a rate equal to 13.5% per annum (the "Default Rate"), payable on demand of WorldCom. Nothing herein contained shall be construed or so operate as to require Able to pay any interest, fees, costs or charges at a rate or in an amount greater than is permitted by applicable law.

         Upon the occurrence of a default in payment of principal, interest or other amounts owing hereunder when due, the unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, (or in the case of bankruptcy or insolvency of Able, shall, without action on the part of WorldCom, become), immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Able. Failure of the holder of this Note to assert any right herein shall not be a waiver thereof.

         Able agrees to pay on demand all direct out-of-pocket losses, and reasonable out-of-pocket costs and expenses, if any (including reasonable fees and expenses of outside counsel), of WorldCom in connection with the enforcement (whether by legal proceedings, negotiation or otherwise) of this Note and other documents delivered hereunder.

         Upon the occurrence and during the continuance of any default, WorldCom is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts or other indebtedness at any time owing by WorldCom to or for the credit or the account of Able against any and all of the obligations of Able now or hereafter existing under this Note, irrespective of whether or not WorldCom shall have made any demand under this Note and of whether or not such obligations may be matured. WorldCom agrees promptly to notify Able after any such set-off and application made by WorldCom, but the failure to give such notice shall not affect the validity of such set-off and application. The rights of WorldCom under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which WorldCom may have.

         In the event that this Note is transferred, assigned or pledged, Able hereby waives, as against such transferee, assignee or pledgee, any defenses and counterclaims that Able may have against the holder hereof.

         This Note shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law provisions thereof.

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         If any provision or obligation of the Note shall be determined to be invalid, ineffective or unenforceable, the validity, effectiveness and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, Able has caused this Note to be executed under seal and delivered by their respective duly authorized officers as of the date first above written.

                                     ABLE TELCOM HOLDING CORP.

                                     By: /s/ BILLY V. RAY
                                         --------------------------------------

                                     Title: CEO and PRESIDENT
                                            -----------------------------------


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